EXHIBIT 10.48

CONSULTING AGREEEMENT

        AGREEMENT, effective as of the 1st day of October 2001, by and between Donald J. Nalty ("Consultant") and Hibernia National Bank ("Hibernia").

        WHEREAS, Consultant provided services for many years to Hibernia as an employee and, following his retirement as an active employee, continued to provide services to Hibernia as a consultant; and

        WHEREAS, Hibernia desires to have the continued benefit of Consultant's valuable knowledge and experience;

        NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

        1. Consulting Services. Hibernia hereby retains Consultant to provide, and Consultant hereby agrees to provide to Hibernia, consulting services (the “Services”) with respect to such matters as may be determined by Hibernia’s President and Chief Executive Officer and agreed to by Consultant, including but not limited to corporate business development, corporate contributions and community affairs. Consultant shall perform the Services as an independent contractor and the method, details and means of performing the Services shall be determined by Consultant in his sole discretion.

        2. Exclusivity and Competition. (a) During the term of this Agreement, Consultant shall perform consulting services exclusively for Hibernia and shall not serve as a director, officer, employee, agent or consultant of, for or with any other financial institution or any subsidiaries or affiliates thereof without the prior written consent of Hibernia. Consultant shall use his best efforts to utilize Hibernia exclusively to meet his banking needs and the banking needs of those entities which he controls.

        (b) Upon termination of this Agreement by the expiration of its term or pursuant to Section 7 hereof, Consultant shall not for a period of two years from the date of such termination, without the prior express written consent of Hibernia, (i) become a director, officer, employee, agent or consultant of, for or with any other financial institution or any subsidiaries or affiliates thereof located or doing business in the Parishes of Jefferson, Orleans, Plaquemines, St. Bernard, St. Charles, St. John the Baptist or St. Tammany (the “New Orleans Area Banking Market”) or (ii) carry on or engage in the banking or financial services business in the New Orleans Area Banking Market.

        (c) Upon termination of this Agreement by the expiration of its term or pursuant to Section 7 hereof, Consultant shall not for a period of two years from the date of such termination solicit any of Hibernia’s depositors or customers within the New Orleans Area Banking Market to become depositors or customers of any other financial institution or any subsidiaries or affiliates thereof located or doing business in the New Orleans Area Banking Market.

        (d) If any portion of this Section 2 shall for any reason be determined to be invalid, illegal or unenforceable, the remaining provisions of this Section 2 shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        (e) The provisions of this Section 2 shall survive any termination of this Agreement.

        3. Compensation. Hibernia shall pay Consultant a monthly consulting fee (the “Fee”) of $5,417, payment of which shall be made in arrears in two equal installments on the fifteenth and last day of each month, respectively, or, if the date on which any such payment is due is not a business day, on such day immediately preceding that date which is a business day.

        4. Independent Contractor. Consultant and Hibernia each acknowledge and agree that Consultant is an independent contractor of Hibernia and that nothing herein shall create or should be construed as establishing an employment arrangement between Consultant and Hibernia. Without limiting the generality of the foregoing, Hibernia and Consultant each acknowledge and agree that Consultant is not an employee of Hibernia for state or federal tax purposes and that Consultant is not entitled to any benefits accorded to the Company’s employees, including, without limitation, worker’s compensation, disability insurance, vacation pay or sick pay. Consultant acknowledges that he does not have the authority to, and shall not, bind Hibernia to any third person or otherwise act in any way as the representative of Hibernia unless otherwise expressly agreed to by Hibernia in writing. Hibernia acknowledges that it does not have the authority to, and shall not, bind Consultant to any third person unless otherwise agreed to by Consultant in writing. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Consultant from continuing to serve as a director of Hibernia with all of the duties and responsibilities pertaining thereto.

        5. Worker's Compensation. Consultant covenants and agrees to carry and maintain an individual worker's compensation policy covering Consultant as a sole proprietor, in form and amount reasonably satisfactory to Hibernia, throughout the term of this Agreement.

        6. Term. This Agreement shall commence on October 1, 2001 (the "Effective Date"), and shall terminate on September 30, 2002 (the "Termination Date"), unless terminated sooner in accordance with the provisions of Section 7 hereof.

        7. Termination. This Agreement shall be terminated automatically upon the death of Consultant. In addition, this Agreement may be terminated at any time prior to the Termination Date:

        (a) immediately by Hibernia if (i) Consultant knowingly and intentionally commits, or is arrested for or otherwise officially charged with, a felony or a crime involving dishonesty, moral turpitude or any other criminal activity, unethical conduct or other act of misconduct that in the good faith opinion of the Board of Directors of Hibernia (the “Board”) would seriously impair Consultant’s ability to perform his duties hereunder or would impair the financial condition or business reputation of Hibernia, (ii) in the good faith opinion of the Board, Consultant has violated any applicable securities or banking statute, rule or regulation or any provision of this Agreement or (iii) Consultant is furnished written notice that Consultant has failed to perform the Services and, in the good faith opinion of the Board, Consultant does not cure such failure within 30 days after receipt of such notice.

        (b) by Hibernia without cause upon the payment by Hibernia to Consultant of the full amount of any unpaid Fee to which Consultant would have been entitled through the Termination Date in a lump sum.

        (c) by Consultant with or without cause following 30 days written notice to Hibernia.

Except as provided in Section 7(b), in the event of termination of this Agreement under this Section 7, Hibernia shall have no further obligation to Consultant hereunder.

        8. Confidentiality. Consultant acknowledges and agrees that any and all information concerning Hibernia’s business and customers, except that which is generally known by the public through no breach by Consultant of his obligation of confidentiality, is confidential and proprietary information. Consultant shall not disclose or permit the disclosure of such information without the express written authorization of Hibernia. The provisions of this Section 8 shall survive any termination of this Agreement.

        9. Directorship. At the Effective Date and for as long thereafter as Consultant continues to serve as a director of Hibernia, Consultant shall be deemed to be an "outside" director of Hibernia with all of the rights, duties and responsibilities associated with that office.

        10. Office and Clerical Support; Expenses. During the term of this Agreement, Hibernia shall continue to provide to Consultant, at Hibernia’s expense, office space, furnishings and equipment and clerical support comparable to that made available to Consultant immediately prior to the Effective Date. Hibernia shall reimburse Consultant for such reasonable and necessary expenses as are incurred by Consultant in carrying out the business development aspect of his Services hereunder, consistent with Hibernia’s standard policies and annual budget and contingent upon presentment by Consultant of an itemized accounting of such expenditures.

        11. Hibernia’s Status as a Statutory Employer. The parties acknowledge that the services provided by Consultant hereunder (whether he is deemed to be a direct, borrowed, special or statutory employee) are an integral part of and are essential to the business and operations of Hibernia, and that Hibernia shall be deemed the statutory employer of Consultant for purposes of La. R.S. 23:1031 and 23:1061, but not for any other purpose. Notwithstanding any characterization of Hibernia as the special, principal or statutory employer of Consultant under applicable law, Consultant shall remain responsible for the payment of any worker’s compensation benefits with respect to the Services to be performed hereunder and shall remain responsible for the maintenance of workers’ compensation insurance as provided for in Section 5.

        12. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and shall supersede any and all employment, consulting or similar agreements by and between Consultant and Hibernia, all of which prior agreements are hereby terminated and of no further force and effect. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Consultant from receiving any retirement benefits to which he is entitled as a result of his retirement in 1998 from service as an active employee of Hibernia under plans and policies of Hibernia in which he participated as an active employee or under that certain letter agreement dated March 23, 1998 providing for medical benefits for Consultant and his spouse for their lifetimes (contingent on Hibernia continuing to offer medical coverage and Consultant and his spouse remaining current on their monthly premiums) under a Hibernia medical plan until age 65 and thereafter under a Medicare Supplement Plan.

        13. Headings. All headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        14. Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made and to be performed wholly within such State.

        15. Amendments. This Agreement may be amended in whole or in part at any time or from time to time in a writing executed by both parties hereto.

        16. Assignment. The rights and obligations of Hibernia pursuant to this Agreement shall be binding on and inure to the benefit of Hibernia's successors and assigns. Neither this Agreement nor Consultant's obligations hereunder may be assigned or transferred by Consultant.

        17. Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below, but effective as of the date first above written.

Donald J. Nalty Date: HIBERNIA NATIONAL BANK

By: J. Herbert Boydstun President and Chief Executive Officer Date: